Exhibit 10.36

EXECUTION VERSION

GUARANTY

GUARANTY, dated as of April 30, 2018 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guaranty”), made by CLAROS MORTGAGE TRUST, INC., a Maryland corporation, having its principal place of business at c/o Mack Real Estate Credit Strategies, 60 Columbus Circle, 20th Floor, New York, New York 10023 (“Guarantor”), in favor of SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH (“Buyer”).

RECITALS

Pursuant to that certain Master Repurchase Agreement and Securities Contract, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and between CMTG SG Finance LLC, a Delaware limited liability company (“Seller”), and Buyer, Buyer has agreed, from time to time, to enter into Transactions with Seller, upon the terms and subject to the conditions set forth therein.

It is a condition precedent to Buyer entering into Transactions with Seller that Guarantor shall have executed and delivered this Guaranty with respect to the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following: (a) all payment obligations owing by Seller to Buyer under or in connection with the Repurchase Agreement and any other Program Documents; (b) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by Buyer in the enforcement of any of the foregoing or any obligation of Guarantor under this Guaranty; and (c) any other obligations of Seller with respect to Buyer under each of the Program Documents (collectively, the “Guaranteed Obligations”).

NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer to enter into the Repurchase Agreement and the other Program Documents and to enter into the transactions contemplated thereunder, Guarantor hereby agrees with Buyer, as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the Repurchase Agreement and used herein are so used as so defined.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Cash Equivalents” shall mean, as of any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, (b) time deposits, certificates of deposit, money market accounts or banker’s acceptances of any investment grade rated commercial bank, in each case maturing within ninety (90) days after such date and (c) obligations of domestic corporations, including without limitation, commercial paper, bonds, debentures and loan participations, each of which is rated at least AA by S&P and/or Aa1 by Moody’s and/or guaranteed by a Person with an Aa1 rating by Moody’s and/or an AA rating by S&P or better rated credit.

“Cash Liquidity” shall mean, for any Person on any date, the sum of (a) the amount of unrestricted cash (which shall include any unsecured line of credit that is immediately available to Guarantor) and Cash Equivalents held by such Person and its consolidated Subsidiaries plus (b) Qualified Capital Commitments in such Person.

“EBITDA” shall mean, for any period, with respect to any Person and its consolidated Subsidiaries, an amount equal to the Net Income of such Person, plus the sum of (a) the amount of depreciation and amortization expense deducted in determining Net Income for such fiscal quarter, (b) the amount of Interest Expense deducted in determining Net Income for such fiscal quarter, (c) the sum of federal, state, local and foreign income taxes accrued or paid in cash during such fiscal quarter, and (d) the amount of any extraordinary or non-recurring items reducing Net Income for such period.

“Guaranteed Obligations” shall have the meaning assigned to such term in the Recitals.

“Indebtedness” shall mean, for any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within sixty (60) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (i) Capitalized Lease Obligations of such Person; and (j) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement.

“Interest Expense” shall mean, for any period, with respect to any Person and its consolidated Subsidiaries, the amount of total interest expense (including capitalized and accruing interest) incurred by such Person during such period.

“Net Income” shall mean, for any period, with respect to any Person, the consolidated net income (or loss) for such period as reported in such Person’s financial statements prepared in accordance with GAAP.

“Qualified Capital Commitments” shall mean, as of any date of determination with respect to any Person, the amount of any uncalled capital commitments of investors in such Person that are (a) payable in cash; (b) readily available to be called by such Person without restriction or any other condition at any time and from time to time other than notice; (c) not subject to any lien, encumbrance or similar restriction (including, for the avoidance of doubt, any lien or encumbrance granted pursuant to a subscription credit facility or similar facility secured by capital commitments) and (d) from an investor that is not subject to an Insolvency Event.

“Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination, (a) all amounts that would be included under capital or shareholders’ equity (or like caption) on the balance sheet of such Person at such date, determined in accordance with GAAP as of such date, less (b)(i) amounts owing to such Person from Affiliates or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (ii) intangible assets of such Person (other than interest rate protection agreements specifically related to the Purchased Assets) and (iii) prepaid Taxes and/or expenses, all on or as of such date.

“Total Equity” shall mean, with respect to any Person as of any date, such Person’s total equity as of such date, as shown on such Person’s consolidated financial statements prepared in accordance with GAAP.

“Total Indebtedness” shall mean, with respect to any Person, as of any date of determination, the aggregate Indebtedness of such Person plus the proportionate share of all Indebtedness of all non-consolidated Subsidiaries of such Person as of such date.

2. Guaranty. (a) Subject to Sections 2(b), 2(c) and 2(d) below, Guarantor hereby unconditionally and irrevocably, guarantees to Buyer the prompt and complete payment and performance by Seller when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations.

(b) Notwithstanding anything herein or in any other Program Document express or implied to the contrary, but subject to clauses (c) and (d) below, the maximum liability of Guarantor hereunder shall in no event exceed twenty-five percent (25%) of the aggregate Purchase Price of the Transactions then outstanding.

(c) Notwithstanding the foregoing, the limitation on recourse liability as set forth in clause (b) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Guaranteed Obligations immediately shall become full recourse to Guarantor in the event of any of the following:

(i) any material breach by Seller of the separateness covenants set forth in Section 13 of the Repurchase Agreement, which breach results in substantive consolidation of Seller with any other Person;

(ii) a voluntary bankruptcy or insolvency proceeding is commenced by Guarantor, Pledgor or Seller under the Bankruptcy Code or any similar federal or state law;

(iii) an involuntary bankruptcy or insolvency proceeding is commenced against Guarantor, Seller or Pledgor under the Bankruptcy Code or any similar federal or state law in connection with which Guarantor, Seller, Pledgor or any Affiliate of any of the foregoing has or have colluded in any way with the creditors in connection with such proceeding.

(d) In addition to the foregoing, Guarantor shall be liable for any and all actual out-of-pocket losses, costs, claims, expenses or other liabilities incurred by Buyer arising out of or attributable to the following items:

(i) fraud or intentional misrepresentation by Guarantor, Seller, Pledgor or any Affiliate of any of the foregoing in connection with the execution, delivery and performance of this Guaranty, the Repurchase Agreement, or any of the other Program Documents, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement; or

(ii) Guarantor, Pledgor, Seller, any Affiliated Originator or any Affiliate of any of the foregoing seeks to contest, challenge, deny or repudiate: (a) the validity of any provision of the Program Documents, (b) any right or remedy of Buyer under any of the Program Documents, (c) any obligation, covenant, agreement or duty of Guarantor, Pledgor, Seller or any Affiliate of any of the foregoing under any of the Program Documents or (d) any Lien, security interest or control granted under or in connection with the Program Documents, Collateral or any Purchased Asset, excluding, in each case, good faith disputes regarding the terms of the Program Documents.

(iii) any Change of Control which Buyer does not consent to in writing;

(iv) any breach of any representations and warranties made by Guarantor, Seller or Pledgor contained in any Program Document relating to Environmental Laws, or any indemnity for costs incurred in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any substances, materials, wastes, pollutants or contaminants defined as hazardous or toxic or regulated under any applicable Environmental Law, in each case in any way affecting any Mortgaged Property or any of the Purchased Assets;

(v) any Material Modification which Buyer does not consent to in writing;

(vi) the misuse, misappropriation or misapplication of any funds related to any of the Program Documents by Guarantor, Pledgor, Seller or any Affiliate of any of the foregoing; and

(vii) Seller’s failure to obtain Buyer’s prior written consent to any subordinate financing or voluntary liens in each case that encumber any or all of the Purchased Assets that are not permitted under the Program Documents.

(e) Nothing herein shall be deemed to be a waiver of any right which Buyer may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Repurchase Agreement or to require that all collateral shall continue to secure all of the indebtedness owing to Buyer in accordance with the Repurchase Agreement or any other Program Documents.

(f) Notwithstanding the limitation on recourse liability set forth in clause (b) above, Guarantor further agrees to pay any and all reasonable and documented out-of-pocket expenses (including, without limitation, all reasonable out-of-pocket fees and disbursements of outside counsel) which are actually paid or incurred by Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty after the occurrence and during the continuance of an Event of Default.

(g) No payment or payments made by Seller or any other Person or received or collected by Buyer from Seller or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the Guaranteed Obligations (subject to the limitations set forth in clause (b) above) until the Guaranteed Obligations are paid in full; provided, that this provision is not intended to allow Buyer to recover an amount greater than the amount of the Guaranteed Obligations (subject to the limitations set forth in clause (b) above).

(h) Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of Guarantor’s liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guaranty for such purpose.

3. Subrogation. Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against Seller and any collateral for any Guaranteed Obligations with respect to such payment; provided that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation until all amounts due and payable by Seller to Buyer under the Program Documents or any related documents have been paid in full; provided, further, that such subrogation rights shall be subordinate in all respects to all amounts owing to Buyer under the Program Documents.

4. Amendments, etc. with Respect to the Guaranteed Obligations. Until the Guaranteed Obligations have been discharged, satisfied or paid in full and this Guaranty and the

Repurchase Agreement are terminated, Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Guaranteed Obligations made by Buyer may be rescinded by Buyer and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer, and any Program Document and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released in accordance with the Program Documents. Buyer shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Guaranteed Obligations or for this Guaranty or any property subject thereto. When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on Seller or any other guarantor, and any failure by Buyer to make any such demand or to collect any payments from Seller or any such other guarantor or any release of Seller or such other guarantor shall not relieve Guarantor of its Guaranteed Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5. Guaranty Absolute and Unconditional. (a) Guarantor hereby agrees that its obligations under this Guaranty constitute a guarantee of payment when due and not of collection. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by Buyer upon this Guaranty or acceptance of this Guaranty; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty; and all dealings between Seller or Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller or Guarantor with respect to the Guaranteed Obligations. This Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of any Program Document, any of the Guaranteed Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Seller against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against Seller or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guaranty or (iv) any other circumstance whatsoever (with or without notice to or knowledge of Seller or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Guaranteed Obligations or of Guarantor under this Guaranty, in bankruptcy or in any other instance, other than a defense of payment or performance. When pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation, to pursue such rights and remedies that Buyer may have against Seller or any other

Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Guarantor. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns, and shall inure to the benefit of Buyer, and its permitted successors, endorsees, transferees and assigns, until all the Guaranteed Obligations and the obligations of Guarantor under this Guaranty shall have been terminated, discharged or satisfied by payment in full, notwithstanding that from time to time during the term of the Program Documents Seller may be free from any obligations under the Repurchase Agreement.

(b) Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:

(i) Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Seller, or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against Seller or against any other guarantor, or against any other Person or security.

(ii) Guarantor is presently informed of the financial condition of Seller and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guaranteed Obligations. Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about Seller’s financial condition, the status of other guarantors, if any, of circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer for any such information. Absent a written request for such information by Guarantor to Buyer, Guarantor hereby waives the right, if any, to require Buyer to disclose to Guarantor any information which Buyer may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.

(iii) Guarantor has independently reviewed the Program Documents and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guaranty to Buyer, Guarantor is not in any manner relying upon any other Person’s determination of the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by Seller or any other guarantor to Buyer, now or at any time and from time to time in the future.

6. Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any of Seller or any substantial part of Seller’s property, or otherwise, all as though such payments had not been made.

7. Payments. Guarantor hereby agrees that the Guaranteed Obligations will be paid to Buyer without set-off or counterclaim in U.S. Dollars at the address specified in writing by Buyer.

8. Representations and Warranties. Guarantor represents and warrants that:

(a) Guarantor has the legal capacity and the legal right to execute and deliver this Guaranty and to perform Guarantor’s obligations hereunder;

(b) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any creditor of Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty other than consents which have been obtained and which are in full force and effect;

(c) this Guaranty has been duly authorized, executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law);

(d) the execution, delivery and performance of this Guaranty will not violate any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon Guarantor or any of its property or to which Guarantor or any of its property is subject (“Requirement of Law”), except to the extent that such violation could not reasonably be expected to have a Material Adverse Change, or any provision of any security issued by Guarantor or of any material agreement, instrument or other undertaking to which Guarantor is a party or by which it or any of its property is bound (“Contractual Obligation”), except to the extent that such violation could not reasonably be expected to have a Material Adverse Change, and will not result in or require the creation or imposition of any lien on any of the properties or revenues of Guarantor pursuant to any Requirement of Law or Contractual Obligation of Guarantor;

(e) except as disclosed in writing to Buyer from time to time, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Knowledge of Guarantor, threatened by or against Guarantor or against any of Guarantor’s properties or revenues with respect to this Guaranty or any of the transactions contemplated hereby, which litigation, investigation or proceeding could be reasonably likely to result in a Material Adverse Change with respect to Guarantor; and

(f) except as disclosed in writing to Buyer from time to time, Guarantor has filed or caused to be filed all federal and other material tax returns which, to the Knowledge of Guarantor, are required to be filed and has paid all federal and other taxes shown to be due and payable on said returns or on any assessments made against Guarantor or any of Guarantor’s property and all other taxes, fees or other charges imposed on Guarantor or any of Guarantor’s property by any Governmental Authority (other than any such taxes, fees or charges the amount or validity of which are currently being contested in good faith by appropriate proceedings); no tax lien has been filed, and, to the Knowledge of Guarantor, no claim is being asserted, with respect to any such tax, fee or other charge (except for liens and with respect to Taxes not yet due and payable or liens or claims with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP).

(g) the execution, delivery and performance of this Guaranty by the Guarantor will not result in a Material Adverse Change to Guarantor.

Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor on the date hereof and on the date of each Transaction under the Repurchase Agreement, on and as of such date of the Transaction, as though made hereunder on and as of such date.

9. Covenants.

(a) Guarantor hereby agrees that, until the Repurchase Obligations have been paid in full and the Program Documents are terminated, Guarantor shall not:

(i) permit at any time its Cash Liquidity to be less than Twenty Million and No/100 Dollars ($20,000,000.00); or

(ii) permit at any time its Tangible Net Worth to be less than Eight Hundred Million Dollars ($800,000,000.00); or

(iii) permit at any time the ratio of (a) EBITDA for the period of twelve (12) consecutive months ended on or prior to such date of determination to (b) Interest Expense for such period to be less than 1.5 to 1.00; or

(iv) permit at any time the ratio of (a) Total Indebtedness to (b) the sum of (1) Total Equity plus (2) Qualified Capital Commitments to be greater than 3.5 to 1.0.

10. Guarantor intends and acknowledges that (a) this Guaranty is “a security agreement or arrangement or other credit enhancement” that is “related to” and provided “in connection with” the Repurchase Agreement and each Transaction is within the meaning of Section 741(7)(A)(xi) of Title 11 of the United States Code (the “Bankruptcy Code”) and is,

therefore, a “securities contract” as that term is defined in Section 741 (7)(A)(xi) of the Bankruptcy Code, (b) any party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with the Repurchase Agreement and this Guaranty is in each case a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Guaranty as described in Section 555 of the Bankruptcy Code and (c) any payments or transfers of property made with respect to this Guaranty shall be considered a “settlement payment” as such terms are defined in Bankruptcy Code Sections 101(51A) and 741(8). The Guarantor agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of this Guaranty, the Repurchase Agreement or any Transaction thereunder as a “securities contract” within the meaning of the Bankruptcy Code.

11. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Section Headings. The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

13. No Waiver; Cumulative Remedies. Buyer shall not by any act (except by a written instrument pursuant to Section 14 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Buyer would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

14. Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer; provided that, subject to any limitations set forth in the Repurchase Agreement, any provision of this Guaranty may be waived by Buyer in a letter or agreement executed by Buyer or by email or facsimile transmission from Buyer. This Guaranty shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of Buyer and its successors and assigns. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

15. Notices. Unless otherwise provided in this Guaranty, all notices, consents, approvals and requests required or permitted to be given to Guarantor hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged); provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, or (e) by email with confirmation of delivery, in each case, to the address specified under its signature below or at such other address and Person as shall be designated from time to time by Guarantor, in a written notice to Buyer in the manner provided for in Section 17 of the Repurchase Agreement. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (d) in the case of telecopier, upon receipt of answerback confirmation; provided that such telecopied notice was also delivered as required in this Section 15, or (e) in the case of email, upon confirmation of delivery. A party receiving a notice which does not comply with the technical requirements for notice under this Section 15 may elect to waive any deficiencies and treat the notice as having been properly given.

16. SUBMISSION TO JURISDICTION; WAIVERS. EACH OF GUARANTOR AND, BY ITS ACCEPTANCE OF THIS GUARANTY, BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY AND THE OTHER PROGRAM DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS WITHIN THE STATE OF NEW YORK;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH A PARTY SHALL HAVE BEEN NOTIFIED; AND

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

17. Integration. This Guaranty represents the entire agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Buyer relative to the subject matter hereof not reflected herein.

18. Acknowledgments. Guarantor hereby acknowledges that:

(a) Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the related documents;

(b) Buyer has no fiduciary relationship to Guarantor, and the relationship between Buyer and Guarantor is solely that of surety and creditor;

(c) no joint venture exists between or among any of Buyer, Guarantor and Seller; and

(d) (i) the security interest granted to Buyer in the Pledge and Security Agreement is granted to Buyer to induce Buyer to enter into the Repurchase Agreement and (ii) such security interest and this Guaranty relate to the Transactions as part of an integrated, simultaneously-closing suite of secured financial contracts.

19. WAIVERS OF JURY TRIAL. EACH OF GUARANTOR AND, BY ITS ACCEPTANCE OF THIS GUARANTY, BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

20. Intent.

(a) The Guarantor intends that (i) guaranty provided Buyer in this Guaranty has been provided to induce the Buyer to enter into the Repurchase Agreement and (ii) this Guaranty relates to the Transactions as part of an integrated, simultaneously-closing suite of secured financial contracts.

(b) Guarantor further intends and agrees that (i) this Guaranty is “a security agreement or arrangement or other credit enhancement” that is “related to” and provided “in connection with” the Repurchase Agreement and each Transaction is within the meaning of Section 741(7)(A)(xi) of Bankruptcy Code and is, therefore, (A) a “securities contract” as that term is defined in Section 741 (7)(A)(xi) of the Bankruptcy Code and (B) a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code, (ii) any party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with the Repurchase Agreement and this Guaranty is in each case a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Guaranty as described in Sections 555 and 561 of the Bankruptcy Code, (iii) any payments or transfers of property made with respect to this Guaranty shall be considered a “settlement payment” as such term is defined in Bankruptcy Code Sections 101(51A) and 741(8) and (iv) damages hereunder shall be measured in accordance with Section 562 of the Bankruptcy Code. Guarantor agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of this Guaranty, the Repurchase Agreement or any Transaction thereunder as either a “securities contract” or a “master netting agreement” within the meaning of the Bankruptcy Code.

[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered as of the date first above written.

CLAROS MORTGAGE TRUST, INC., a Maryland corporation

By:	/s/ J. Michael McGillis
	Name:	J. Michael McGillis
	Title:	Authorized Signatory

Address for Notices:

CMTG SG Finance LLC c/o Mack Real Estate Credit Strategies 60 Columbus Circle, 20th Floor
New York, New York 10023
Attention:	Michael McGillis
Telephone:	[***]
Email:	[***]

With a copy to:

Sidley Austin LLP 787 Seventh Avenue
New York, New York 10019
Attention:	Brian Krisberg
Telephone:	[***]
Email:	[***]

Guaranty Agreement